        Exhibit 10.39
SEVERANCE AGREEMENT AND GENERAL RELEASE
This Severance Agreement and General Release (hereinafter “Agreement”) is made and voluntarily entered into between Alan Bart Sandler (“Employee”) and Zai Lab (US), LLC its affiliated companies, subsidiaries, agents, attorneys, successors, assigns, and representatives (hereinafter collectively, the “Company”). The Company and Employee are referred to herein individually as “Party” or collectively as the “Parties.”
WHEREAS, Employee and the Company entered into an Employment Agreement dated December 1, 2020 (the “Employment Agreement”);
WHEREAS, Employee and the Company have agreed to a Revised Non-Binding Term Sheet, dated September 21, 2022 (“Term Sheet”);
WHEREAS, Employee’s employment with the Company shall terminate on October 28, 2022 (“Separation Date”);
WHEREAS, Employee is not aware of any work-related injury or illness that has not already been disclosed to the Company;
WHEREAS, Employee represents that Employee has not initiated, and is not aware of, any action in any forum, including any state or federal court or agency, on Employee’s behalf that involves the Company;
WHEREAS, in exchange for the consideration and promises herein, the Parties desire to release each other (and the other Released Parties, as defined below) from any claims arising from or related to Employee’s employment relationship and the termination thereof;
WHEREAS, Employee has agreed to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have, including, but not limited to, Employee’s claim that he had “good reason” to terminate the Employment Agreement, and any and all claims arising or in any way related to Employee’s employment with, or termination from the Company, all of which the Company denies; and
WHEREAS, Employee understands that in order to receive the Consideration under this Agreement (as defined below), Employee must sign and return this Agreement to Katie Holm, Human Resources, US, by no later than 21 days after Employee receives this Agreement and further, not revoke Employee’s signature on this Agreement as provided below.
NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:
1.Consideration. In consideration for the release of all claims as set forth below and other obligations under this Agreement, and upon Employee’s timely delivery to Katie Holm, Human Resources, US, of this fully signed Agreement, and so long as Employee does not timely revoke this Agreement as provided below:

        Exhibit 10.39
a.The Company shall pay Employee the amount of $567,000.00, less applicable deductions and withholdings, representing 12 months of Employee’s current base salary.
b.The Company shall pay Employee a prorated 2022 target bonus in the amount of $233,790.41, less applicable deductions and withholdings.
c.The Company shall pay Employee the lump sum amount of $300,000.00, less applicable deductions and withholdings.
The foregoing payments will be made to Employee via direct deposit on the Company first payroll period following the Effective Date of this Agreement (as defined in Paragraph 3).
d.The Company agrees to forgive Employee’s repayment obligation respecting the Sign-on Bonus pursuant to Section 3.3.2 of the Employment Agreement.
e.The foregoing consideration set forth in this Paragraph 1, hereinafter called “Consideration”, shall constitute the entire amount of monetary consideration provided to Employee under this Agreement and Employee will not seek any further compensation for any claimed damages, costs or attorney’s fees from the Company or the Company Released Parties. Employee agrees that the Consideration satisfies in full any consideration owed to him by the Company pursuant to Section 8 of the Employment Agreement and the Term Sheet.
2.Tax Indemnification. Employee acknowledges and agrees that the Company has made no representations or warranties regarding the tax consequences of any amounts paid by the Company to Employee pursuant to this Agreement. Employee agrees to pay all federal or state taxes owed by Employee, if any, which are required by law to be paid with respect to the payments herein. Employee further agrees to indemnify and hold the Company harmless from any taxes owed by Employee, including interest or penalties owed by Employee, on account of this Agreement. Employee further agrees to reimburse Company for any attorney’s fees and costs incurred by Company as a result of having to obtain indemnification under this Agreement.
3.Effective Date. The “Effective Date” of this Agreement means the eighth day after Employee signs and returns this Agreement to the Company provided Employee did not revoke Employee’s signature on this Agreement, at which point this Agreement shall be effective and irrevocable.
4.Payment in Full. Other than the Consideration which will be paid as set forth in this Agreement, Employee acknowledges and agrees that Employee has received all accrued salary, wages, accrued but unused vacation, bonuses, commissions, expense reimbursements, equity entitlements, sign on grants, option grants, restricted share grants, units, equity incentives, benefits, the Final Compensation (as defined in Section 8 of the Employment Agreement), and/or other such sums or payments due and owing to Employee as a result of his employment with the Company, including pursuant to the Employment Agreement and the Term Sheet. In light of the payment by the Company of all wages due, the Parties further acknowledge and agree that California Labor Code § 206.5 is not violated by virtue of Employee’s execution of this Agreement. That section provides in pertinent part as follows: “No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.”

        Exhibit 10.39
5.General Release of Claims by Employee. In consideration of the promises and releases made herein and the payment of the Consideration, all of which are in excess of any regular Company policy or obligation owed by the Company to Employee, Employee hereby fully and forever releases and discharges the Company and Zai Lab Limited, and their parents, affiliates and subsidiaries, and each of their respective executives, directors, employees, managers, officers, investors, insurers, owners, shareholders, members, representatives, agents, attorneys, joint employers, benefit plans, trustees and administrators, and each of their respective predecessors, successors and assigns (collectively, the “Released Parties”) from and against any all claims, damages complaints, charges, duties, obligations, or causes of action of every kind and nature, known and unknown, that Employee had, has or may have against the Company or any of the Released Parties, including any omissions, acts, facts, or damages arising out of Employee’s employment with the Company or termination thereof that have occurred up until and including the date Employee signs this Agreement.
This general release includes, but is not limited to, any rights or claims arising under the United States and California Constitutions; California statutory and common law (including contract law, employment law and tort law); the California Fair Employment and Housing Act; the California Labor Code; the California Family Rights Act; the Private Attorneys General Act; the Industrial Welfare Commission Orders; Title VII of the Civil Rights Act of 1964 as amended; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Equal Pay Act; the Fair Labor Standards Act; the Foreign Corrupt Practices Act of 1977 (“FCPA”); the Americans with Disabilities Act as amended; any federal and state family leave statutes; and any and all other federal, state and local laws, statutes, executive orders, regulations and common law; any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; any and all claims for attorneys’ fees and costs; any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law and securities fraud; any and all claims for wrongful discharge, discrimination, harassment, retaliation, breach of contract (express and implied) including arising out of the Employment Agreement, breach of covenant of good faith and fair dealing, promissory estoppel, negligent and intentional infliction of emotional distress, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, tort, defamation, invasion of privacy, and negligence; any and all claims for wages, overtime, bonuses, on call pay, equity, options, grants, units, incentives, remuneration of any kind, commissions, benefits and/or severance pay; claims for notice, pay in lieu of notice, costs, penalties, damages, interest and/or attorneys’ fees; and any other claims arising from or relating to Employee’s employment with the Company or any Released Party based on any legal theory or law now or hereafter recognized.
Notwithstanding the foregoing general releases, Employee acknowledges that Employee has not asserted any claims against the Company for sexual harassment or sexual abuse, and none of the payments set forth as consideration in this Agreement are related to sexual harassment or sexual abuse.

        Exhibit 10.39
Notwithstanding the foregoing, nothing in this Agreement shall be construed to be a waiver by Employee of, any earned, vested and nonforfeitable benefit of Employee pursuant to the terms of a Company benefit plan, Employee’s rights under California Labor Code Section 2802 to indemnification, Employee’s rights to enforce this Agreement, or any claim that cannot be waived as a matter of law.
6.Employee’s Acknowledgement of Waiver of (Age) Claims Under ADEA/Time Periods. Employee agrees that Employee is hereby waiving and releasing any rights under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended, and that this waiver and release is knowing and voluntary. Employee understands that this ADEA waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this ADEA waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges notice by this writing that:
a.Employee has twenty-one (21) calendar days within which to consider this Agreement and sign it. If Employee signs this Agreement before such time period has elapsed, Employee does so knowingly and voluntarily and Employee agrees that Employee’s decision was not induced by the Company through fraud, misrepresentation, or threat to withdraw or alter the offer of Consideration;
b.Employee has been and hereby is advised that Employee should consult with an attorney prior to executing this Agreement;
c.Employee is, through this Agreement, releasing the Company and the other Released Parties from any and all claims Employee may have against the Company or such Released Parties, including but not limited to claims for age discrimination under the ADEA;
d.Employee has seven (7) calendar days following Employee’s execution of this Agreement to revoke Employee’s signature on this Agreement. If Employee does so, Employee will not receive the Consideration; and
e.In order to revoke this Agreement, Employee must deliver to Katie Holm, Human Resources, US, Zai Lab (US) LLC, 1440 O’Brien Drive, Suite A & C, Menlo Park, CA 94025, a written revocation before 12:00 a.m. (midnight) Pacific Time on the seventh calendar day following the date Employee signs the Agreement. As set forth in Paragraph 3, this Agreement shall be effective and irrevocable on the eighth day after Employee signs and returns it provided Employee has not delivered notice of revocation.

        Exhibit 10.39
7.General Release of Claims by Company. In consideration of the promises and releases made herein, the Company hereby fully and forever releases and discharges Employee and Employee’s heirs, estates, representatives, agents and attorneys, and each of their respective predecessors, successors and assigns, from and against any all claims, damages complaints, charges, duties, obligations, or causes of action of every kind and nature, known and unknown, that the Company had, has or may have against the Employee or any of the foregoing released parties, including any omissions, acts, facts, or damages arising out of Employee’s employment with the Company, that have occurred up until and including the date the Company signs this Agreement, including but not limited to, claims in contract, tort, fraud, negligence, public policy, breach of fiduciary duty, and any other claims arising under any federal, state and local laws, statutes, executive orders, regulations and common law, under any theory now or hereinafter recognized.
8.Release of Unknown Claims.
The Parties agree and acknowledge that the releases provided for in the foregoing Paragraphs shall apply to all unknown and unanticipated injuries and/or damages (as well as those now disclosed). Each of the Parties acknowledges and understands that Section 1542 of the Civil Code of the State of California provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Being aware of Section 1542 of the California Civil Code, each Party, by signing this Agreement, hereby expressly waives and releases, to the fullest extent permitted by law, the provisions of Section 1542 of the California Civil Code and any other similar provisions of law that may be applicable. Each Party is aware that either Party may hereafter discover claims or facts in addition to or different from those that either Party now knows or believes to exist with respect to the subject matter of this Agreement which if such Party had known, may have affected such Party’s decision to sign this Agreement; however, each Party hereby settles and releases all of the claims which either Party had, has or may have against the other Party and all of the released parties, including arising out of such additional or different facts.
9.No Claims. Employee attests that Employee is not aware of any violations of law committed by the Company or its parent company or their affiliates, including under any securities laws, the FCPA or any other regulatory or compliance laws, statutes, or regulations. Employee further has not filed any lawsuits, administrative complaints or charges, either in Employee’s name or on behalf of any other person or entity, against the Company or the Released Parties in any local, state or federal court or with any local, state, federal or administrative agency or regulatory body, concerning any matter which was or could have been raised in connection with any matter released in this Agreement, and that, to the fullest extent allowed by law and except as provided for in this Agreement, Employee will not do so.

        Exhibit 10.39
10.Continuing Obligations.
a.Employee understands that the terms and existence of this Agreement are personal to Employee and that Employee must maintain the confidential nature of this Agreement as confidentiality is a material term of the Agreement. Employee covenants that Employee has not disclosed and will not disclose the existence or terms of this Agreement to anyone other than Employee’s spouse, registered domestic partner, attorney, accountant, or if required by legal process or to enforce Employee’s rights under this Agreement.
b.Employee specifically acknowledges that Employee’s employment with the Company created a relationship of trust between Employee and the Company with respect to any information of a confidential or secret nature of which Employee became aware during the period of Employee’s employment and which (i) relates to the business of the Company, or to the business of any customer or supplier of the Company; or (ii) is processed by the Company and has been created, discovered, or developed by, or has otherwise become known to the Company that has commercial value to the business in which the Company is engaged. All said information is herein called “Proprietary Information.” By way of illustration, and not in limitation, proprietary information includes trade secrets, patents, patent applications, inventions, processes, computer programs, data, know how, strategies, forecasts, customer lists, pricing, policies, operational procedures, staffing, billing, and collection practices, contract provisions, philosophies, or other intellectual property rights of the Company. At all times Employee will keep in confidence and trust all such proprietary information and will not, directly, or indirectly, use, publish, post, summarize or disclose any such Proprietary Information or anything relating to it without the written consent of the Company. Employee hereby agrees that all Proprietary Information shall remain the sole and exclusive property of the Company and its assigns. Employee further acknowledges and agrees that Employee’s Proprietary Information and Inventions Agreement with the Company remains in full force and effect and is unaffected by this Agreement.
c.Employee also agrees that Employee continues to be bound by any post-termination obligations set forth in any nondisclosure, inventions, and/or confidential and proprietary information agreement or policy which Employee was provided, or which Employee executed during the course of Employee’s employment with the Company, including that certain Nondisclosure Agreement executed by Employee on December 1, 2020 (“Nondisclosure Agreement”).
d.Employee agrees, to the fullest extent permitted by law, that Employee will not make any statement publicly or to any third party, person, or entity concerning the Company or the other Released Parties that may be disparaging or derogatory, or otherwise take any action which may disparage or place in a negative light the Company or any of the other Released Parties in any manner or form.
e.The Company shall keep the terms of this Agreement confidential except that the Company may disclose this Agreement to the Company’s attorneys, Board of Directors, tax advisors and accountants, any governmental taxing agency, any Company representative charged with carrying out the terms of this Agreement, if compelled pursuant to subpoena or court order, and in connection with any dispute with Employee regarding the terms of this Agreement.

        Exhibit 10.39
f.Nothing in this Agreement shall (i) waive a Party’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment when the Party has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; (ii) prevent Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful; (iii) prevent Employee from making a report or disclosure of information that is protected under the whistleblower provisions of state or federal law or regulation to any self-regulatory organization, governmental agency, or legislative body; or (iv) prohibit Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, or from filing a claim with or assisting with an investigation of a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”). However, to the maximum extent permitted by law, Employee is waiving Employee’s right to receive any individual monetary relief from the Company or any of the Released Parties resulting from such claims or conduct, regardless of whether Employee or another party has filed them, and in the event, Employee obtains such monetary relief, the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit Employee’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.
g.Further, pursuant to the Defend Trade Secrets Act of 2016, an individual will not be held criminally or civilly liable if the individual discloses a trade secret where the disclosure is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
11.Return of Company Property. Employee confirms that Employee has delivered to the Company all property, documents, data, and proprietary information of any nature pertaining to the Company or its affiliated companies. Employee also affirms that employee has not taken from the Company or its affiliated companies any documents or data of any description or any reproduction containing or pertaining to any Proprietary Information nor has Employee utilized nor will Employee utilize Proprietary Information for any reason whatsoever.
12.No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by Employee, the Company or any of the Released Parties of any liability whatsoever, or as an admission by Employee, the Company or the Released Parties of any violation of the rights of Employee or any person, or of the violation of any order, law, statute, duty, or contract whatsoever against Employee or any person.

        Exhibit 10.39
13.No Representations. Each Party represents that it/he has had the opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. The Parties hereto further represent and acknowledge that in executing this Agreement, each has not relied upon any representation or statement made by any of the Parties or by any of the Parties’ agents, attorneys, or representatives with regard to the subject matter, basis, or effect of the Agreement or otherwise, other than those specifically stated in this written Agreement.
14.Final and Binding. This Agreement shall be binding upon the Parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights, causes of action, or claims released in the Agreement.
15.Severability. Should any provision of this Agreement be found by a court of competent jurisdiction or an arbitrator to be illegal, invalid, unenforceable or void, that provision shall be considered severable, and the remaining provisions shall remain in full force and effect without said provision.
16.Entire Agreement. With the exception of any agreement or policy with the Company pertaining to Employee’s post-termination obligations to protect the Company’s proprietary, trade secret, and confidential information or other legitimate business interests, including the Nondisclosure Agreement, which shall remain in full force and effect, this Agreement sets forth the entire agreement and understanding between the Parties hereto concerning the subject matter of this Agreement and fully supersedes any and all prior agreements or understandings, written or oral, between the Parties hereto pertaining to the subject matter hereof including the Term Sheet. The Recitals are hereby incorporated into this Agreement.
17.Plain Meaning. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto.
18.Governing Law. Except as set forth herein, this Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to the State of California’s conflict of law principles.
19.No Knowledge of Wrongdoing. Employee represents that Employee has no knowledge of any wrongdoing that could be subject to a claim before, or raise a disclosure obligation to, a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.
20.Costs. The Parties shall each bear their own attorneys’ fees and other fees incurred in connection with this Agreement, if any. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, and court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

        Exhibit 10.39
21.Arbitration. The Parties agree that any dispute regarding any aspect of this Agreement, including the confidentiality provisions, shall be submitted exclusively to final and binding arbitration before a mutually agreed upon arbitrator in accordance with the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq. using JAMS. The arbitrator shall be empowered to award any appropriate relief, including remedies at law, in equity or injunctive relief. However, each of the Parties reserves the right to seek provisional, injunctive and/or equitable relief in any court of competent jurisdiction to prevent irreparable harm to such Party. Arbitration proceedings shall be held in San Francisco, California or at any other location mutually agreed upon by the Parties. The Parties agree that this arbitration shall be the exclusive means of resolving any dispute under this Agreement and that no other action will be brought by them in any court or other forum except if required to prevent irreparable harm to a Party (such as disclosure of confidential information), in which case a Party may file a court action in any court of competent jurisdiction.
22.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all that may claim through it, to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf, and on behalf of all others, to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien, or assignments in law or equity or otherwise, of or against any of the claims or causes of action released herein.
23.No Waiver. The failure of any Party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.
24.No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either Party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each Party. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.
25.Counterparts. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original. Photographic copies of such signed counterparts may be used in lieu of the original for any purpose.
26.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
a.they have read this Agreement;
b.they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
c.they understand the terms and consequences of this Agreement and of the releases it contains; and

        Exhibit 10.39
d.they are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:	October 25, 2022	/s/ Alan Sandler
Employee: Alan Bart Sandler

For Zai Lab (US) LLC:

Dated:	October 25, 2022	/s/ Josh Smiley
By: Josh Smiley
Title: Chief Operating Officer